Exhibit 99.1

AITX FY2024 Financials Released with Several Categories Showing Triple Digit Growth

Key Highlight: Recurring Monthly Revenue Run Rate Increased 505%

Detroit, Michigan, May 10, 2024 – Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions is pleased to announce that its audited financial results for the fiscal year ended February 29, 2024, have been filed in an updated S-1 filed on May 9, 2024. The Company highlights robust growth and operational success as evidenced by FY2024 closing with a recurring monthly revenue (RMR) run rate of $283,624, marking an increase of over 500% from the previous year’s $56,802.

“Towards the end of the fiscal year we had over $500,000 in recurring monthly revenue on the books and we were able to have $283,624 of that producing revenue. There were 42 devices delivered but not yet producing revenue at the end of the fiscal year plus over 100 more devices contracted but not yet deployed. I expect Q1 FY2025 results to show a healthy increase towards the $500,000+ objective depending upon production, deployment, and client acceptance,” said Steve Reinharz, CEO of AITX and wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD). “I’m incredibly proud of our team’s sales and technical successes, organizational improvements, and productivity improvements during that fiscal year. FY2024 was an incredibly challenging year for us as we navigated a challenging liquidity period while working to bring new solutions such as RADDOG, RIO, and 4th Generation solutions to market.”

The Company’s gross profit saw a substantial increase, reaching $1,096,457 for FY2024, up 68% from $653,883 in FY2023. This growth is attributed to increasing and enhanced operational efficiencies. Notably, Q4 of FY2024 saw the deployment of 104 units, the largest quarterly deployment to date, underscoring the demand for the Company’s innovative solutions. Furthermore, in fiscal year 2025 (started March 1, 2024), the Company will achieve production and supply line efficiencies driven by improved solution designs, production coordination and supply chain improvements.

“We are incredibly excited about the trajectory RAD is on as we continue our pursuit of excellence in AI-driven security solutions and the milestone we’re eagerly anticipating - becoming cash flow positive this fiscal year,” commented Mark Folmer, CPP, PSP, FSyI, President of RAD. That’s not just a financial indicator; it will be a testament to the hard work of our dedicated team and the trust our clients place in us. It propels us into a future where we continue to lead and expand the possibilities of security technology, enhancing safety and efficiency for businesses around the globe.”

RIO, introduced in FY2024, emerged as a standout product offering, contributing $143,686 in RMR in the final month of the fiscal year alone. This success highlights RAD’s capability to continually develop and introduce effective solutions that meet evolving market needs.

Furthermore, AITX achieved significant reductions in R&D operations expenses, which decreased from $3,625,468 in FY2023 to $2,878,134 in FY2024, even as the output increased with the creation of three generations of RIO, significant advancements on RADDOG, ROSA Generation 4, and AVA Generation 4.

As of May 7, 2024, AITX’s team has grown to 97 full-time equivalent members across the United States, Canada, and overseas, supporting its expansion and innovation in security technology.

Looking ahead, AITX’s management feels the prospects for FY2025 are outstanding, with further details to be provided in the forthcoming ‘Form 10-K’ filing that is due by the end of May 2024.

RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz